Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NAME OF SUBSIDIARY	COUNTRY OF ORGANIZATION
Moelis & Company LLC	U.S.
Moelis & Company Group GP LLC	U.S.
Moelis & Company Group LP	U.S.
Moelis & Company International Holdings LLC	U.S.
Moelis & Company UK Holdings LLC	U.S.
Moelis & Company Consulting (Beijing) Company Limited	Beijing
Hong Kong Moelis & Company Asia Limited Beijing Representative Office	Beijing
Moelis & Company Assessoria Financeira Ltda.	Brazil
Moelis & Company UK LLP, DIFC Branch	Dubai
Moelis & Company UK LLP, French Branch	France
Moelis & Company Europe Limited, Frankfurt am Main Branch	Germany
Moelis & Company Asia Limited	Hong Kong
Moelis & Company India Private Limited	Mumbai
Moelis & Company Europe Limited	United Kingdom
Moelis & Company UK Holdings B Limited	United Kingdom
Moelis & Company UK Holdings C Limited	United Kingdom
Moelis & Company UK LLP	United Kingdom
Moelis Capital Markets LLP	United Kingdom